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                                                             EXHIBIT 99(a)(11)


FOR IMMEDIATE RELEASE
JANUARY 23, 1997



                 PCA INTERNATIONAL, INC. COMPLETES TENDER OFFER
                           FOR AMERICAN STUDIOS, INC.



Matthews, North Carolina, January 23, 1997-PCA International, Inc.(NASDAQ: PCAI) announced today the completion of the $2.50 per share cash tender offer for all of the outstanding shares of American Studios, Inc. (NASDAQ: AMST).

In the offer, which expired 12:00 midnight, New York City time, on January 22, 1997, a total of 20,333,508 shares of American Studios common stock were tendered and accepted for payment (including 109,239 shares tendered subject to notices of guaranteed delivery), representing approximately 95% of the outstanding American Studios shares.

As previously announced, the remaining American Studios shares will be converted into the right to receive $2.50 per share in cash in a merger between American Studios and ASI Acquisition Corp., a wholly owned subsidiary of PCA.

CONTACT:

Bruce A. Fisher
Senior Vice President
Chief Financial Officer
PCA International, Inc.
(704) 847-8011, Ext. 2404